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                                                                     EXHIBIT 8.2





100 Maiden Lane                                                       New York
New York, NY 10038                                                    Washington
Tel: 212 504-6000                                                     Charlotte
Fax: 212 504-6666                                                     London




April 26, 1999





NAC Re Corp.
One Greenwich Plaza
Greenwich, CT 06836-2568



Re:      MERGER OF DASHER ACQUISITION CORP. WITH AND INTO NAC RE CORP.

Ladies and Gentlemen:

          You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the merger (the "Merger") of Dasher Acquisition Corp. ("Sub"), a newly-formed Delaware subsidiary of XL Capital Ltd. ("XL"), with and into NAC Re Corp. ("NAC Re"), to be accomplished pursuant to an Agreement and Plan of Merger by and among XL, Sub and NAC Re, dated February 15, 1999, as amended by Amendment No. 1, dated as of April 26, 1999 (as amended, the "Merger Agreement").

          In arriving at the opinions expressed below, we have examined and relied upon (i) the Merger Agreement, (ii) the Registration Statement on Form S-4, as filed by XL with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), including the related Proxy Statement-Prospectus (the "Proxy Statement") of NAC Re and XL (the "Registration Statement"), (iii) documents delivered in connection with the transactions contemplated by the Merger Agreement including, without limitation, the representation letters made by an authorized officer of each of XL and NAC Re, dated as of the date hereof and addressed to us, copies of which are attached hereto as Exhibits A and B, respectively (the "Representation Letters"), and (iv) all such documents, instruments and other certificates as we have deemed appropriate as a basis for the opinions expressed below (collectively with all documents referred to in this sentence, the "Transaction Documents").

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          In rendering the opinions set forth below, we have relied upon all statements, facts and representations in the Transaction Documents, and assumed that all such documents are complete and authentic and have been duly authorized, executed and delivered. We have further assumed that all statements, facts and representations made in such documents are true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. We have made such other investigations of fact and law as we have deemed appropriate as a basis for the opinions expressed below.

          The following opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local, or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

          On the basis of and subject to the foregoing, it is our opinion, as of the date hereof and under existing law, that:

          1. the Merger will be treated as a reorganization under section 368(a) of the Code,

          2. NAC Re, XL and Sub will each be a party to such reorganization within the meaning of section 368(b) of the Code,

          3. XL will not be disqualified from being treated as a corporation under section 367(a) of the Code, and

          4. subject to the qualifications set forth therein, the statements in the Proxy Statement under the heading "The Proposed Merger--Material United States Federal Income Tax Consequences," insofar as such statements purport to summarize certain federal income tax laws of the United States and legal conclusions with respect thereto, constitute a fair summary of the principal U.S. federal income tax consequences of the Merger.


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          These opinions may not be applicable to NAC Re stockholders who receive their XL Ordinary Shares pursuant to the exercise of employee stock options, that are not citizens or residents of the United States for federal income tax purposes, or that are "five-percent transferee shareholders" within the meaning of Treasury regulations section 1.367(a)-3(c)(5)(ii).

          We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the headings "The Proposed Merger--Material United States Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement.

          This opinion letter is furnished to you solely for your benefit in connection with the preparation of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

          We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

Very truly yours,

/s/ CADWALADER, WICKERSHAM & TAFT